Exhibit 10.22.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of September 30, 2016, by and between ARE-NC REGION NO. 5, LLC, a Delaware limited liability company (“Landlord”), and HUMACYTE, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are now parties to that certain Lease Agreement dated as of December 31, 2015, as amended by that certain letter agreement dated January 29, 2016 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 58,395 rentable square feet (“Original Premises”) on the first and second floors of that certain building located at 2525 E. NC Highway 54, Durham, North Carolina. The Original Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord caused the Premises and the Building to be re-measured, which re-measurement has resulted in revised square footages for the Premises and the Building.

C. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, (i) expand the size of the Original Premises by adding that portion of the second floor of the Building consisting of approximately 12,047 rentable square feet, as shown on Exhibit A attached to this First Amendment (“Expansion Premises”), and (ii) amend the defined terms for Premises, Rentable Area of Premises and Rentable Area of Project to account for the revised square footage pursuant to the re-measurement.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Expansion Premises. In addition to the Original Premises, commencing on the Expansion Premises Commencement Date, Landlord leases to Tenant, and Tenant leases from Landlord, the Expansion Premises.

2.	Delivery. The “Expansion Premises Commencement Date” shall occur 1 business day after the mutual execution and delivery of this First Amendment by the parties. Landlord shall deliver the Expansion Premises to Tenant on the Expansion Premises Commencement Date in vacant, broom clean condition. Any reference to the “Commencement Date” in Section 7 and 30 of the original Lease shall be deemed to be a reference to the “Expansion Premises Commencement Date” with respect to Tenant’s lease of the Expansion Premises.

Except as set forth in the Lease or in this First Amendment: (i) Tenant shall accept the Expansion Premises in their condition as of the Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Expansion Premises; and (iii) Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises were in good condition at the time possession was taken.

Tenant agrees and acknowledges that, except as otherwise expressly set forth in the Lease or in this First Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use.

3.	Premises and Rentable Area of Premises. As of the date of this First Amendment, the defined terms “Premises,” “Rentable Area of Premises” and “Rentable Area of Project” on page 1 of the Lease shall be deleted in their entirety and replaced with the following:

“Premises: That portion of the Building, containing approximately 70,525 rentable square feet, consisting of (i) approximately 43,614 rentable square feet on the first floor of the Building, and (ii) approximately 26,911 rentable square feet on the second floor of the Building, all as determined by Landlord, as shown on Exhibit A.”

“Rentable Area of Premises: 70,525 sq. ft.”

“Rentable Area of Project: 82,996 sq. ft.”

As of the date of this First Amendment, Exhibit A to the Lease shall be amended to include the Expansion Premises as shown on Exhibit A attached to this First Amendment.

Landlord and Tenant acknowledge and agree that the Landlord’s Work required under the Lease to be performed by Landlord has been completed.

4.	Rent Commencement Date. Notwithstanding anything to the contrary contained in the Lease, the “Rent Commencement Date” shall be April 1, 2017.

5.	Base Rent. Tenant shall commence paying Base Rent for the Original Premises and the Expansion Premises on the Rent Commencement Date at the per rentable square foot amount of Base Rent provided for in the Lease.

6.	Tenant’s Share. As of the date of this First Amendment, the defined term “Tenant’s Share of Operating Expenses” on page 1 of the Lease shall be deleted in its entirety and replaced with the following:

“Tenant’s Share of Operating Expenses: 84.97%

For the avoidance of doubt, Tenant shall continue paying Operating Expenses as required under the Lease with respect to the Original Premises and shall commence paying Operating Expenses with respect to the Expansion Premises on the Expansion Premises Commencement Date.

7.	Additional TI Allowance. In addition to the TI Allowance (as defined in the Work Letter), Landlord shall, subject to the terms of the Work Letter, make available to Tenant an “Additional TI Allowance” in the amount of $55.00 per rentable square foot of the Premises (including the Expansion Premises) for the construction of Tenant Improvements in the Premises (including the Expansion Premises) pursuant to and in accordance with the terms of the Work Letter. For every $1.00 of the Additional TI Allowance Tenant elects to use, Tenant shall pay Additional Rent under the Lease equal to $0.1585 per rentable square foot of the Premises per year. For example, if the entire Additional TI Allowance was disbursed by Landlord, then Tenant would be required to pay Additional Rent in the amount of $8.72 per rentable square foot of the Premises per year, which Additional Rent shall be due on the first day of each month of the Base Term commencing on the Rent Commencement Date. The Additional Rent payable pursuant to this Section 7 shall be increased on each Adjustment Date by the Rent Adjustment Percentage.

For the avoidance of doubt, subject to the terms of Section 5(a) of the Work Letter and the terms of this Section 7, Tenant is entitled to the TI Allowance and the Additional TI Allowance, which together equal $110.00 per rentable square foot of the Premises (including the Expansion Premises) in the aggregate. If Landlord disburses the full amount of the TI Allowance and the full amount of the Additional TI Allowance, then, commencing on the Rent Commencement Date, Tenant shall be required to pay Base Rent in the amount of $23.67 per rentable square foot of the Premises per year, plus Additional Rent pursuant to this Section 7 in the amount of $8.72 per rentable square foot of the Premises per year for a total of $32.39 per rentable square foot of the Premises per year.

The reference to “18 months after the Commencement Date” in the last paragraph of Section 5(b) of the Work Letter is hereby amended and restated to March 31, 2018.

8.	OFAC. Tenant is and, to Tenant’s knowledge, all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

9.	Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction, other than Foundry Commercial. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than Foundry Commercial, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this First Amendment. Landlord shall be responsible for all commissions due to Foundry Commercial arising out of the execution of this First Amendment in accordance with the terms of a separate written agreement between Foundry Commercial and Landlord.

10.	Miscellaneous.

a. This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. This First Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

c. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.

d. Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:

HUMACYTE, INC.,
a Delaware corporation

By:	/s/ Paul A. Boyer
Its:	Chief Financial Officer

LANDLORD:

ARE-NC REGION NO. 5, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

By:	ARE-QRS CORP.,
a Maryland corporation, general partner

By:	/s/ Gary Dean
Senior Vice President
RE Legal Affairs

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